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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 11, 2006 (July 7, 2006)
Myogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50438	84-1348020

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7575 West 103rd Avenue, Suite 102
Westminster, Colorado	80021

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 410-6666
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On July 7, 2006, we (“Myogen” or the “Company”) entered into an amendment and restatement of our Collaboration and Option Agreement (as amended and restated, the “Amended and Restated Collaboration Agreement”) with Novartis Institutes for BioMedical Research, Inc. (“Novartis”). In connection with the execution of the Amended and Restated Collaboration Agreement, Novartis exercised its right to extend the term of the collaboration for an additional two year period.
     The Amended and Restated Collaboration Agreement provides Novartis with the exclusive option to our discoveries, with limited exceptions, ending October 2008 (relating to product candidates other than histone deacetylase inhibitor (HDACi) product candidates) and May 2008 (relating to HDACi product candidates). Thereafter, the collaboration can be extended by mutual agreement of the parties. Novartis has an early termination right which allows it to terminate the Collaboration Agreement with 60 days prior notice at any time (for product candidates other than HDACi product candidates) or at any time after November 23, 2006 (for HDACi product candidates). In addition, the collaboration may be terminated upon breach of applicable licenses, insolvency of either party, mutual written agreement or our sale to a competitor of Novartis.
     Upon execution of a license for a product candidate, Novartis is obligated to fund all further development of that product candidate, make payments to us upon the achievement of certain milestones and pay us royalties for sales if the product is successfully commercialized. To date, Novartis has not licensed any drug targets or compounds under the terms of the collaboration. If Novartis enters into such a license in the future, upon the completion of Phase 2 clinical trials of any product candidates Novartis has licensed from us (with the exception of certain HDACi product candidates) for use in the field of heart muscle disease, we have the option to enter into a co-promotion and profit sharing agreement with them for that product candidate, subject to our reimbursement of a portion of the development expenses incurred up to that point plus a premium, our agreement to share the future development and marketing expenses, and elimination of the royalty payable to us.
     The Amended and Restated Collaboration Agreement and related forms of license agreements will be filed as exhibits to our Form 10-Q for the period ending June 30, 2006.
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
     On July 11, 2006, we issued a press release relating to the renewal of our collaboration with Novartis. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
     In accordance with General Instruction B.2. of Form 8-K, the information presented under this Item 7.01 and attached as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibit.

99.1	Press Release, dated July 11, 2006, entitled “Myogen Announces Extension of Drug Discovery Collaboration.”

Safe Harbor Statement; Forward Looking Statements.
     This filing and the attached press release contain forward-looking statements that involve significant risks and uncertainties, including the statements relating to the potential for our discovery research program and collaboration with Novartis. Actual results could differ materially from those projected and we caution investors not to place undue reliance on the forward-looking statements contained therein.
     Among other things, our results may be affected by difficulties or delays in our research and development program, difficulties or delays in our clinical trials, competition from other pharmaceutical and biotechnology companies, regulatory developments involving current and future products, our effectiveness at managing our financial resources and our ability to successfully develop and market our current products. Our discovery research program may not succeed in identifying additional therapeutic targets, product candidates or products. Novartis may choose to terminate or not renew the collaboration agreement in the future, possibly delaying our development programs and increasing our operating loss. If our product candidates, including darusentan and ambrisentan, do not meet the safety or efficacy endpoints in clinical evaluations or do not receive regulatory approval, we will not be able to market them. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our drug development, discovery research or drug commercialization programs. We are at an early stage of development and may not ever have any products that generate significant revenue.
     Additional risks and uncertainties relating to the company and our business can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2005 and our periodic reports on Form 10-Q and Form 8-K. We are providing the information contained in this release as of the date of the release and do not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated July 11, 2006

MYOGEN, INC.
By:	/s/ Andrew D. Dickinson
Andrew D. Dickinson
Its:	Vice President and General Counsel

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 11, 2006, entitled “Myogen Announces Extension of Drug Discovery Collaboration.”